EXHIBIT(A)(5)(D) Accelerating our priorities and building our capabilities in Oncology GSK to acquire TESARO 3 December 2018 EXHIBIT(A)(5)(D) Accelerating our priorities and building our capabilities in Oncology GSK to acquire TESARO 3 December 2018

Cautionary statements This presentation may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. Other than in accordance with its legal or regulatory obligations (including under the Market Abuse Regulations, UK Listing Rules and the Disclosure Guidance and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, consult any additional disclosures that the Group may make in any documents which it publishes and/or files with the US Securities and Exchange Commission (SEC). All investors, wherever located, should take note of these disclosures. Accordingly, no assurance can be given that any particular expectation will be met and investors are cautioned not to place undue reliance on the forward-looking statements. Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond the Group’s control or precise estimate. The Group cautions investors that a number of important factors, including those in this presentation, could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Such factors include, but are not limited to, those discussed under Item 3.D ‘Risk factors’ in the Group’s Annual Report on Form 20-F for FY 2017. Any forward-looking statements made by or on behalf of the Group speak only as of the date they are made and are based upon the knowledge and information available to the Directors on the date of this presentation. A number of adjusted measures are used to report the performance of our business, which are non IFRS measures. These measures are defined and reconciliations to the nearest IFRS measure are available in our third quarter 2018 earnings release and Annual Report on Form 20-F for FY 2017. All expectations and targets regarding future performance should be read together with “Assumptions related to 2018 guidance and 2016-2020 outlook” on page 38 of our third quarter 2018 earnings release. This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of TESARO’s (the “Company”) common stock described in this communication has not commenced. At the time the tender offer is commenced, Adriatic Acquisition Corporation and GlaxoSmithKline plc will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the Securities and Exchange Commission (the “SEC”), and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer. The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, those materials and all other documents filed by, or caused to be filed by, Adriatic Acquisition Corporation and GlaxoSmithKline plc with the SEC will be available at no charge on the SEC’s website at www.sec.gov. 2Cautionary statements This presentation may contain forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. Other than in accordance with its legal or regulatory obligations (including under the Market Abuse Regulations, UK Listing Rules and the Disclosure Guidance and Transparency Rules of the Financial Conduct Authority), the Group undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, consult any additional disclosures that the Group may make in any documents which it publishes and/or files with the US Securities and Exchange Commission (SEC). All investors, wherever located, should take note of these disclosures. Accordingly, no assurance can be given that any particular expectation will be met and investors are cautioned not to place undue reliance on the forward-looking statements. Forward-looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond the Group’s control or precise estimate. The Group cautions investors that a number of important factors, including those in this presentation, could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Such factors include, but are not limited to, those discussed under Item 3.D ‘Risk factors’ in the Group’s Annual Report on Form 20-F for FY 2017. Any forward-looking statements made by or on behalf of the Group speak only as of the date they are made and are based upon the knowledge and information available to the Directors on the date of this presentation. A number of adjusted measures are used to report the performance of our business, which are non IFRS measures. These measures are defined and reconciliations to the nearest IFRS measure are available in our third quarter 2018 earnings release and Annual Report on Form 20-F for FY 2017. All expectations and targets regarding future performance should be read together with “Assumptions related to 2018 guidance and 2016-2020 outlook” on page 38 of our third quarter 2018 earnings release. This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of TESARO’s (the “Company”) common stock described in this communication has not commenced. At the time the tender offer is commenced, Adriatic Acquisition Corporation and GlaxoSmithKline plc will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the Securities and Exchange Commission (the “SEC”), and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer. The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, those materials and all other documents filed by, or caused to be filed by, Adriatic Acquisition Corporation and GlaxoSmithKline plc with the SEC will be available at no charge on the SEC’s website at www.sec.gov. 2

Agenda Strategic rationale Emma Walmsley, Chief Executive Officer Competitive PARP inhibitor Dr Hal Barron with promising early Chief Scientific Officer and President R&D stage pipeline Accelerating our Oncology Luke Miels, capabilities President, Global Pharmaceuticals Transaction details Simon Dingemans, Chief Financial Officer 3Agenda Strategic rationale Emma Walmsley, Chief Executive Officer Competitive PARP inhibitor Dr Hal Barron with promising early Chief Scientific Officer and President R&D stage pipeline Accelerating our Oncology Luke Miels, capabilities President, Global Pharmaceuticals Transaction details Simon Dingemans, Chief Financial Officer 3

Delivering on our strategic and capital allocation priorities Innovation Performance Trust 4Delivering on our strategic and capital allocation priorities Innovation Performance Trust 4

The proposed transaction will present a compelling opportunity to deliver long term sustainable growth gsk

Strengthens Oncology pipeline

Near term catalyst in Zejula in:

- First line maintenance treatment of ovarian cancer beyond g*BRCA* mutation population
- Additional tumour types

Further optionality from early stage pipeline and immuno-oncology asset combinations

Accelerates build of Oncology capabilities

Existing commercial asset: Zejula in second line maintenance of platinum sensitive ovarian cancer

New US and European commercial footprint in oncology, with medical/ customer functions

Boston-based R&D team, to support GSK's recruitment of world-class scientists and biotech collaborators

g*BRCA*: germline BReast CAncer susceptibility gene

Trademarks are the property of their respective owners

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PARP inhibitors: wider application than has been appreciated High grade serous ovarian cancer* – PARP inhibitors have transformed the treatment of gBRCA ovarian cancer (15%) – Prior to the publication of TESARO’s NOVA study, non-gBRCA PARP inhibitors were thought to only benefit HRD- patients with gBRCA (50%) non-gBRCA HRD+ – Evidence is mounting that suggest there is a (35%) significant opportunity to help many more patients (HRD positive – and potentially “all comers”) – in the first line maintenance (1LM) setting PARP: poly ADP-ribose polymerase; HRD: homologous recombination deficiency * As per Myriad test – HRD+ percentage may be higher 6PARP inhibitors: wider application than has been appreciated High grade serous ovarian cancer* – PARP inhibitors have transformed the treatment of gBRCA ovarian cancer (15%) – Prior to the publication of TESARO’s NOVA study, non-gBRCA PARP inhibitors were thought to only benefit HRD- patients with gBRCA (50%) non-gBRCA HRD+ – Evidence is mounting that suggest there is a (35%) significant opportunity to help many more patients (HRD positive – and potentially “all comers”) – in the first line maintenance (1LM) setting PARP: poly ADP-ribose polymerase; HRD: homologous recombination deficiency * As per Myriad test – HRD+ percentage may be higher 6

NOVA study: designed to assess outcomes in distinct biomarker populations

Patients were prospectively assigned to two cohorts based on their hereditary g*BRCA* mutation status and then randomised 2:1 within each cohort[1]



Patients with recurrent ovarian, fallopian tube, or primary peritoneal cancer receiving minimum of 4 cycles of platinum-based chemotherapy
CR or PR
BRCA TEST
Carry gBRCAmut (n=203)
Do not carry gBRCAmut (n=350)
R 2:1
niraparib 300 mg
Placebo
PFS*
R 2:1
niraparib 300 mg
Placebo
PFS*
Tumours of patients randomised to the non-gBRCA mutation cohort were tested for the presence of homologous recombination deficiency2

1. niraparib® (niraparib) capsules [prescribing information]. Waltham MA: TESARO, Inc.; 2017;
2. Mirza MR, Monk BJ, Herrstedt J, et al. *N Engl J Med.* 2016;375:2154-2164.

*PFS efficacy analysis was based on a blinded central independent radiologic and clinical oncology review committee
CR = complete response; g*BRCA* = germline breast cancer susceptibility gene; g*BRCAmut* = g*BRCA* mutation; PFS = progression-free survival; PR = partial response; R = randomised

NOVA study shows efficacy beyond gBRCA Activity in HRD negative patients suggests tests do not currently recognise all HRD positive patients or additional mechanisms are at play gBRCA mutation Non-gBRCA mutation HR: HR: 0.27 0.45 Non-gBRCA mutation, HRD positive HRD negative HR: HR: 0.38 0.58 8NOVA study shows efficacy beyond gBRCA Activity in HRD negative patients suggests tests do not currently recognise all HRD positive patients or additional mechanisms are at play gBRCA mutation Non-gBRCA mutation HR: HR: 0.27 0.45 Non-gBRCA mutation, HRD positive HRD negative HR: HR: 0.38 0.58 8

Monotherapy versus combination therapy in 1LM

Competing approaches to the “all comers” opportunity

PRIMA study evaluating Zejula monotherapy in “all comers”

- Potential for broad “all comers” or HRD+ label based on inclusion criteria for PRIMA:
  - All comers with primary endpoint segregated by HRD status (of which HRD+ represents 50% of patients)
- Interim safety data at ESMO showed starting dose of 200mg meaningfully reduced AEs without impact on efficacy
- Daily oral therapy, once a day dosing
- Data expected 2H 2019

PAOLA-1 study evaluating Lynparza in combination with Avastin in “all comers”

- Avastin currently approved for use in 1LM ovarian cancer but benefits are limited, AEs significant, and uptake has been low
- Primary endpoint stratified by response to first line treatment and g*BRCA* status
- Daily oral Lynparza, twice daily dosing, with Avastin infusion every 3 weeks
- Data expected 2H 2019

Trademarks are the property of their respective owners

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HRD status likely to identify non-g*BRCA* patients who will benefit from PARP inhibitors

Potential to expand the number of patients by 3x

MYRIAD myChoice® HRD

Commercially available test for HRD is available from Myriad Genetics

Assesses for *BRCA 1* and *BRCA 2* status, as well as 3 biomarkers associated with HRD - LOH (loss of heterozygosity), LST (large-scale state transitions), and TAI (telomeric allelic imbalance).

Very few patients tested for HRD today

We anticipate a shift from g*BRCA* testing today to HRD testing in the future as data supports use of PARP inhibitors in HRD positive patients

Scope for improvement as current HRD test likely does not capture all potential HRD patients



Other genetic mutations
Promoter methylation
BRCA1/2 mutation
HRD
unidentified causes
Inability to repair DNA
Genomic instability

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HRD testing could enable further development opportunities for Zejula

Pan-cancer analysis of genomic scar signatures associated with homologous recombination deficiency suggests novel indications for existing cancer drugs *Marquard et al. Biomarker Research* (2015) 3:9


TCGA HRD Score
100
50
0
OV
Sq NSCLC
Ad NSCLC
Bladder
H&N
Breast
melanoma
Gastric
Colon
GBM
Prostate
Kidney
Endometrial
AML
Thyroid

Mono/combo therapy	Indication	Study
Zejula monotherapy	Ovarian cancer 1LM	PRIMA
Zejula plus anti PD-1 mAb	Ovarian cancer 1LM	FIRST
Zejula plus anti PD-1 mAb or Zejula monotherapy	NSCLC, SSCL	JASPER
Zejula plus Avastin	Ovarian cancer 1LM	OVARIO
Zejula plus Avastin	Recurrent ovarian cancer	AVANOVA
Zejula plus Keytruda	Triple negative breast cancer or ovarian cancer	TOPACIO
Zejula monotherapy	Metastatic castration resistant prostate cancer	GALAHAD*
Zejula plus chemo	Ewing's sarcoma	

* Study conducted by partner Janssen: royalties and milestones payable on sales and development milestones

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Additional pipeline assets will provide upside potential

Complementary to existing GSK assets with potential for development of combinations

Dostarlimab: a potentially differentiated anti PD-1

- GARNET registration trial ongoing in MSI-H tumours; encouraging data presented at ESMO 2018
- BLA planned for 2L treatment of endometrial cancer planned by end 2019
- Combination study with ZEJULA underway in ovarian cancer
- Combination studies in breast and NCSLC planned

TSR-022: anti TIM-3 antibody

- TIM-3 (T-cell immunoglobulin and mucin domain-3) functions as a pattern recognition receptor that dampens the anti-tumour immune response
- Phase 2 AMBER study in combination with TSR-042 ongoing
- Potential for use in treatment of NSCLC
- Early data: dose response indicative of activity

TSR-033: anti LAG-3 antibody

- Anti-LAG-3 antibody under investigation for various tumour types
- CITRINO study in multiple tumour types ongoing

Dostarlimab: previously known as TSR-042
MSI-H: microsatellite instability high; BLA: biologics license application; NSCLC: non small cell lung cancer

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Zejula well positioned in an evolving market

Treatment paradigms in ovarian cancer are evolving

– Increased use of maintenance therapy
– PARP monotherapy to dominate 1L *gBRCA* ovarian cancer maintenance
– Increased use of PARP monotherapy in non-*gBRCA* patients who test positive for HRD
– In non-*gBRCA* patients who test negative for HRD we expect use of either PARP monotherapy or PARP in combination with bevacizumab

Zejula well positioned to take advantage of these trends

– Leading position in the 2LM ovarian cancer market
– First PARP to have monotherapy data for 1LM market beyond *gBRCA* population (PRIMA)
– Data from ongoing OVARIO study in combination with bevacizumab for 1LM
– Existing data from NOVA and QUADRA studies supports broader use beyond *gBRCA*

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Ovarian cancer opportunity offers significant potential

Data over next 12 months supports broader use across the market



TOTAL NUMBER OF US DRUG TREATED PATIENTS (2017)
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Potential US approval:
Zejula
QUADRA
Existing US approvals:
Zejula niraparib
Rubraca
Lynparza olaparib
Pt sensitive, non gBRCA
Pt sensitive, gBRCA
Potential US approval:
Zejula
TOPACIO
Pt resistant
Pt sensitive, non gBRCA
Pt sensitive gBRCA
HRD-
HRD+, non gBRCA
HRD+, gBRCA
Potential US approval:
Zejula
PRIMA
HRD-
HRD+, non gBRCA
HRD+, gBRCA
4L+
3L
2L MAINTENANCE
2L
1L MAINTENANCE
1L

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Source: Kantar Health 2017 & GSK analysis

Well positioned in a competitive market

We expect Zejula to lead in 1LM monotherapy and as PD-1 combo in "all comers"

	1L Treatment	1L Maintenance	2L Treatment	2L Maintenance	3L Treatment	3L Maintenance	4L+ Treatment	4L+ Maintenance
Mono	Zejula niraparib – First in class in non-BRCA population	PRIMA SOLO-1		NOVA Study 19 / SOLO-2		NOVA Study 19 / SOLO-2	QUADRA SOLO-3	NOVA Study 19 / SOLO-2
PARP+VEGF		OVARIO (Zejula+bev) PAOLA-1 (Lynparza+bev)	AVANOVA (Zejula+bev) GY-004 (Lynparza+cediranib)	ICON9 (Lynparza+cediranib)	AVANOVA (Zejula+bev) GY-004 (Lynparza+cediranib)	ICON9 (Lynparza+cediranib)	AVANOVA (Zejula+bev) GY-004 (Lynparza+cediranib)	ICON9 (Lynparza+cediranib)
PARP+PD(L)-1	FIRST (Zejula+TSR-042) ENGOT-ov43*/DUO-O*		Zejula niraparib – First in class PARP+PD1 in all comers	ANITA (Zejula+atezo)		ANITA (Zejula+atezo)		ANITA (Zejula+atezo)

Zejula: Approved | Recruitment completed | Recruiting

Lynparza: Approved | Recruitment completed | Recruiting

* Planned; bev: bevacizumab (Avastin); atezo: atezolizumab (Tecentriq)

Trademarks are the property of their respective owners

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The proposed transaction will accelerate GSK’s oncology presence Complements ongoing Leading PARP inhibitor for Immediate Oncology GSK build in oncology ovarian cancer infrastructure ZEJULA quarterly sales progression Solid tumour field force, with Catalyst for broader change 80 63 ~250 sales representatives in 54 49 60 43 39 US and major EU markets Lifecycle combinations eg ICOS 40 26 20 0 Oncology focused infrastructure Talent acquisition (eg regulatory, payer management) nd Leading position in 2 line maintenance therapy of ovarian cancer OC market evolving rapidly 16 Sales ($m)The proposed transaction will accelerate GSK’s oncology presence Complements ongoing Leading PARP inhibitor for Immediate Oncology GSK build in oncology ovarian cancer infrastructure ZEJULA quarterly sales progression Solid tumour field force, with Catalyst for broader change 80 63 ~250 sales representatives in 54 49 60 43 39 US and major EU markets Lifecycle combinations eg ICOS 40 26 20 0 Oncology focused infrastructure Talent acquisition (eg regulatory, payer management) nd Leading position in 2 line maintenance therapy of ovarian cancer OC market evolving rapidly 16 Sales ($m)

Transaction details

Consideration	Purchase price: $75 per share. Aggregate consideration of $5.1bn (£4.0bn) Represents 110% premium to TESARO's 30 day VWAP ($35.67)
Financial impact	Expected to impact Adjusted EPS for the first two years by mid to high single digit percentages • 2020 Pharma operating margin impacted by ~300 bps Expected to start to be accretive to Adjusted EPS by 2022 CFROI above cost of capital by 2023 Now expect Adjusted EPS growth at CER for the period 2016-2020 to be at the bottom end of the mid to high single digit percentage CAGR range
Funding and capital impact	Cash and debt funded – new facility in place GSK confirms no change to current dividend policy and continues to expect to pay 80p in dividends for 2018
Approvals and timing	Purchase to be by means of Tender Offer to TESARO shareholders Transaction expected to close in Q1 2019 pending regulatory approvals

VWAP: volume weighted average price

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